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                                                                    EXHIBIT 12.1

                          NATIONAL ENERGY GROUP, INC.

          COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                             YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------
                                                 1995      1996       1997       1998       1999
                                                ------   --------   --------   ---------   ------
Earnings
  Income (loss) before income taxes and
     extraordinary items......................  $  206   $(40,061)  $(41,624)  $(164,514)  $2,024
  Interest expense............................     995      3,621     11,256      15,719    1,909
  Amortization of debt issuance cost..........      37        151        640         936      863
  Interest portion of rental expense..........      34         37         83         100      129
                                                ------   --------   --------   ---------   ------
     Earnings (loss)..........................  $1,272   $(36,252)  $(29,645)  $(147,759)  $4,925
                                                ======   ========   ========   =========   ======
Fixed charges:
  Interest, including capitalized portion.....  $  995   $  3,621   $ 13,801   $  19,090   $1,909
  Amortization of debt issuance cost..........      37        151        640         936      863
  Interest portion of rental expense..........      34         37         83         100      129
                                                ------   --------   --------   ---------   ------
     Fixed charges............................  $1,066   $  3,809   $ 14,524   $  20,126   $2,901
                                                ======   ========   ========   =========   ======
Ratio of earnings to fixed charges............    1.2X         --         --          --     2.0X(a)
                                                ======   ========   ========   =========   ======
Deficiency of earnings to fixed charges.......      --   $(40,061)  $(44,169)  $(167,885)      --
                                                ======   ========   ========   =========   ======

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(a) This ratio excludes approximately $17.7 million of interest on the Senior
    Notes since the Company discontinued the accrual of interest due to the Chapter 11 proceeding